EXHIBIT 99.1

COURT APPOINTS INTERIM RECEIVER FOR VISUAL BIBLE INTERNATIONAL INC.

TORONTO, April 13, 2005 - On April 13, Visual Bible International Inc. ("VBI" or "the Company") was placed in interim receivership by the Ontario Superior Court of Justice. The intent of the interim receivership is to protect the assets of Visual Bible and sell the assets on a going concern basis.

RSM Richter Inc. was appointed as Interim Receiver. It is the intention that VBI will continue to operate throughout the receivership process, during which time the Interim Receiver intends to actively search for a buyer for the Company. VBI's principal secured lenders are supportive of this process.

VBI is a global Christian faith-based media company, which has secured the exclusive worldwide rights to develop, produce and market film adaptations on a word-for-word basis from popular versions of the Bible including both Books of the Old and New Testaments. VBI's most recent film is the adaptation on a word-for-word basis of The Gospel of John, which was released to critical acclaim in September 2003. It recently concluded a distribution agreement for this film and the upcoming The Gospel of Mark with Disney's Buena Vista Home Entertainment Inc.

VBI has been committed to producing films that feature exceptional production values, that maintain a high degree of integrity to the Biblical works, and that utilize the finest directing and stage acting talents primarily from Canada and the U.K.

For further information, please contact Luc Perron at Visual Bible at (416) 921-9950 ex. 226.